Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of the Registration Statement (on Form S-8, Registration No. 333-37700) pertaining to the Gaiam, Inc. 1999 Long-Term Incentive Plan and the Gaiam, Inc. 1999 Employee Stock Purchase Plan, the Registration Statement (on Form S-8, Registration No. 333-89726) pertaining to the Gaiam, Inc. 1999 Long-Term Incentive Plan, and the Registration Statement (on Form S-3, Registration No. 333-147237) of our report dated March 12, 2008, with respect to the consolidated financial statements and schedule of Gaiam, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 17, 2008